CONSENT OF INDEPENDENT AUDITORS

TO:	NWT URANIUM CORP. (“NWT”)
AND TO:	BERNS & BERNS, COUNSELORS AT LAW
AND TO:	U.S. SECURITIES & EXCHANGE COMMISSION
FROM:	MCGOVERN, HURLEY, CUNNINGHAM, LLP
RE:	NWT URANIUM CORP. – AUDITED ANNUAL FINANCIAL STATEMENTS AS AT DECEMBER 31, 2007 AND FOR EACH OF THE YEARS IN THE THREE YEAR PERIOD ENDED DECEMBER 31, 2007

We hereby consent to the inclusion of our report dated April 2, 2008 to the shareholders of NWT in connection with our audits of the consolidated financial statements of NWT as at December 31, 2007 and 2006 and for each of the years in the three year period ended December 31, 2007 in NWT’s Annual Report on Form 20-F for the year ended December 31, 2007 (“Form 20-F”), for the purposes of filing same with the U.S. Securities and Exchange Commission.

We have performed only limited procedures, including enquiries of the Company’s management with respect to events occurring between the date of our audit report and the date of this consent. We have not performed any procedures subsequent to the date of this consent.

This consent is provided to the Company for use solely in connection with the above filing of these financial statements pursuant to the continuous disclosure provisions of the U.S. Securities and Exchange Commission; accordingly, we do not consent to the use of our audit report for any other purpose.

Dated this 11th day of July 2008.

MCGOVERN, HURLEY, CUNNINGHAM, LLP

/s/ McGovern, Hurley, Cunningham, LLP

Chartered Accountants

Licensed Public Accountants